PRESS RELEASE	For Immediate Release

Calvin B. Massmann, Chief Financial Officer Randy Guiler, Director, Finance and Risk (615) 366-4600

200	Powell Place Investors: Cara O’Brien/Melissa Myron/Rachel Albert

Brentwood, Tennessee 37027 www.myTSCstore.com	Media: Melissa Merrill Financial Dynamics 212-850-5600

TRACTOR SUPPLY COMPANY REPORTS THIRD QUARTER RESULTS
~ Operating Profit improves to 6% of Sales from 2.8% ~
~ Third Quarter EPS is $0.45 vs. $0.19 in Prior Year Period ~
~ Expects over 24% Full Year Net Income Improvement ~

Brentwood, Tennessee, October 19, 2005 – Tractor Supply Company (NASDAQ: TSCO), the largest retail farm and ranch store chain in the United States, today announced financial results for its third fiscal quarter and nine months ended September 24, 2005. Additionally, the Company provided its current outlook for fiscal 2005.

Third Quarter Results
Net sales increased 12.5% to $479.6 million from $426.4 million last year. Same-store sales increased 1.8% compared with last year’s 10.1% gain. Higher selling prices in certain categories, such as steel, grain, and petroleum-based products contributed approximately 0.8% of the same-store sales increase. The Company’s same-store sales improvement was broad-based with the greatest strength in southern stores.

Gross profit increased 22.9% to $146.9 million and was 30.6% of sales compared to 28.0% for the comparable quarter in 2004. The gross margin improvement primarily reflects a return to normalized gross margin levels after a relatively soft gross margin result in 2004.

Selling, general and administrative expenses decreased 90 basis points to 22.7% of sales, compared to 23.6% last year. This was primarily due to reduced advertising expense and personnel costs, somewhat offset by higher occupancy costs. Excluding an approximate $2.9 million pretax expense incurred in the third quarter of 2004 related to consolidating and relocating the Company’s store support center, selling, general and administrative expenses, as a percentage of sales, decreased 20 basis points.

Depreciation and amortization increased approximately $2 million from 1.6% to 1.9% of sales as a result of approximately $85 million in capital expenditures over the past 12 months primarily for distribution capacity, stores and technology.

Net income for the quarter increased 140.8% to $18.3 million, or $0.45 per diluted share, compared to $7.6 million, or $0.19 per diluted share, for the comparable quarter in 2004.

The Company opened 15 new stores and relocated eight stores in the current quarter, compared to 13 new and four relocated stores in the third quarter of 2004.

Jim Wright, President and Chief Executive Officer, stated, “During the third quarter, we generated positive same- store sales on top of two prior years of double-digit increases and our operating margin improved 320 basis points. These solid third quarter results reflect excellent execution by our team as well as our ability to respond to consumer dynamics. In addition, product sourcing and distribution efficiencies have contributed to improved margins, and cost control at the operations level has been favorable. We are pleased with our third quarter results and believe we are well prepared for the fourth quarter.”

Nine Month Results
For the first nine months of fiscal 2005, net sales increased 14.6% to $1,470.0 million and same-store sales increased 4.1% after last year’s 10.7% gain. Gross profit increased 90 basis points to 30.5%. As a result of spending on previously discussed first-half 2005 growth initiatives, selling, general and administrative expenses, as a percent of sales, increased 10 basis points to 22.9%. Excluding an approximate $3.3 million pretax expense incurred in 2004 for the Company’s store support center relocation, selling, general and administrative expenses, as a percent of sales, increased 40 basis points.

Net income for the first nine months of fiscal 2005 was $54.8 million, or $1.34 per diluted share, compared to net income of $42.1 million, or $1.03 per diluted share, in the prior year period. The gross profit improvement, combined with the lower selling, general and administrative expenses, resulted in a 30.2% year-over-year improvement in net income.

During the first nine months of 2005, the Company opened 47 new stores and relocated 12 stores, compared to 38 new stores and 12 relocations in the prior year.

Fiscal 2005 Outlook
The Company currently anticipates net sales for fiscal 2005 (a 53-week fiscal year) will range between approximately $2,012 million and $2,020 million, with a same-store sales increase of 4.2% to 4.5%. Net income is expected to range between approximately $80.5 million and $81.0 million, or $1.95 to $1.97 per diluted share. This would represent an increase of 24.2% to 25.5% over fiscal 2004 diluted earnings per share of $1.57. During the balance of fiscal 2005, the Company plans approximately 18 additional new store openings and approximately six store relocations.

Mr. Wright commented, “Despite a macroeconomic environment characterized by rising gas prices and wavering consumer confidence, our results to date are in line with the targets we outlined at the beginning of the year. This is due in part to our focus on providing our customers with compelling products at competitive prices as well as improving our supply chain efficiency. Moreover, our customers are committed to living the rural lifestyle and our experience has shown that the products needed to facilitate this lifestyle are closer to basic needs and therefore less discretionary.”

Mr. Wright concluded, “The core components of our business philosophy and growth strategy are what set Tractor Supply Company apart and are what will continue to drive us forward. Looking ahead, we are committed to expanding our customer base through new store growth and attracting additional customers to existing stores. We are also constantly evaluating our operations and making any necessary changes that will enable us to deliver value to our customers efficiently and economically. We remain committed to building long-term shareholder value by leveraging our well executed growth strategy, proven business model, unique niche market and strong financial foundation.”

Tractor Supply Company will be hosting a conference call at 5:00 p.m. Eastern Time on October 19, 2005 to discuss the quarterly results. The call will be simultaneously broadcast over the Internet on the Company’s homepage at www.myTSCstore.com and can be accessed under the subheading “Investor Relations.”

At September 24, 2005, Tractor Supply Company operated 562 stores in 34 states, focused on supplying the lifestyle needs of recreational farmers and ranchers. The Company also serves the maintenance needs of those who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) equine, animal and pet products, including everything necessary for their health, care, growth and containment; (2) maintenance products for agricultural and rural use; (3) hardware and tool products; (4) seasonal products, including lawn and garden power equipment; (5) truck, trailer and towing products; and (6) work clothing for the entire family.

Footnotes:

•	All comparisons to prior periods are to the respective period of the prior fiscal year unless the context specifically indicates otherwise.

•	As with any business, all phases of the Company’s operations are subject to influences outside its control. This information contains certain forward-looking statements, including statements regarding estimated results of operations in future periods. These statements include reference to certain factors, any one, or a combination, of which could materially affect the results of the Company’s operations. These factors include general economic cycles affecting consumer spending, weather factors, operating factors affecting customer satisfaction, consumer debt levels, inflation, pricing and other competitive factors, the ability to attract, train and retain qualified employees, the ability to identify suitable locations and negotiate favorable lease agreements on new and relocated stores, the timing and acceptance of new products in the stores, the mix of goods sold, the continued availability of favorable credit sources, capital market conditions in general and the seasonality of the Company’s business. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(Financial tables to follow)

Results of Operations
(in thousands, except per share amounts)

	THIRD QUARTER ENDED				NINE MONTHS ENDED
	Sept. 24, 2005		Sept. 25, 2004 *		Sept. 24, 2005		Sept. 25, 2004 *
		(Unaudited)				(Unaudited)
		% of		% of		% of		% of
		Sales		Sales		Sales		Sales

Net sales	$479,607	100.0%	$426,384	100.0%	$1,470,045	100.0%	$1,282,857	100.0%
Cost of merchandise sold	332,702	69.4	306,808	72.0	1,021,313	69.5	903,569	70.4

Gross profit	146,905	30.6	119,576	28.0	448,732	30.5	379,288	29.6
Selling, general and administrative expenses	109,073	22.7	100,555	23.6	337,131	22.9	292,141	22.8
Depreciation and amortization	8,893	1.9	6,893	1.6	24,604	1.7	19,891	1.5

Income from operations	28,939	6.0	12,128	2.8	86,997	5.9	67,256	5.3
Interest expense, net	189	0.0	171	0.0	1,090	0.1	742	0.1

Income before income taxes	28,750	6.0	11,957	2.8	85,907	5.8	66,514	5.2
Income tax provision	10,421	2.2	4,345	1.0	31,140	2.1	24,453	1.9

Net income	$18,329	3.8%	$7,612	1.8%	$54,767	3.7%	$42,061	3.3%

Net income per share
Basic	$0.47		$0.20		$1.41		$1.10

Diluted	$0.45		$0.19		$1.34		$1.03

Weighted average shares outstanding (000’s):
Basic	39,236		38,259		38,942		38,100

Diluted	41,186		40,683		41,001		40,703

*	The financial statements for the prior year have been restated to reflect the Company’s change in accounting for leases and tenant improvement allowances.

Balance Sheet

(in thousands)

	Sept. 24,	Sept. 25,
	2005	2004*
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$25,659	$23,488
Inventories	487,026	435,007
Prepaid expenses and other current assets	37,892	36,627
Assets held for sale	1,401	2,877
Deferred income taxes	10,019	5,850

Total current assets	561,997	503,849
Property and equipment, net	242,379	187,602
Deferred income taxes	7,972	342
Other assets	4,190	5,945

TOTAL ASSETS	$816,538	$697,738

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$224,572	$199,264
Accrued expenses	91,277	77,188
Current portion of capital lease obligations	1,068	532
Income taxes currently payable	664	—

Total current liabilities	317,581	276,984
Revolving credit loan	20,000	44,153
Capital lease obligations	2,706	1,852
Other long-term liabilities	33,233	27,181

Total liabilities	373,520	350,170

Stockholders’ equity:
Common stock	315	306
Additional paid-in capital	95,258	76,591
Retained earnings	347,445	270,671

Total stockholders’ equity	443,018	347,568

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$816,538	$697,738

*	The financial statements for the prior year have been restated to reflect the Company’s change in accounting for leases and tenant improvement allowances.